Exhibit 10.2

$200,000,000

Chicago, Illinois

December 21, 2012

FOR VALUE RECEIVED, WOODWARD, INC. (the “Borrower”) HEREBY PROMISES TO PAY to the order of JPMORGAN CHASE BANK, N.A. (the “Bank”), at its offices located at 1111 Polaris Parkway, Columbus, Ohio 43240, or at such other place as the Bank or any holder hereof may from time to time designate, the lesser of (i) the principal sum of TWO HUNDRED MILLION DOLLARS ($200,000,000) and (ii) the aggregate unpaid principal amount of the Loans (as hereinafter defined) evidenced hereby, in lawful money of the United States, on December 20, 2013 (the “Maturity Date”) (or such earlier date as shall be specified by the Bank in accordance with the terms of this Note), together with interest on the unpaid principal balance of each Loan at a rate equal to the Applicable Interest Rate (as hereinafter defined).

Interest

Each Loan shall bear interest at the interest rate agreed between the Borrower and the Bank as the interest rate to be paid to the Bank on such Loan in accordance with the terms of this Note (each such rate, the “Applicable Interest Rate”). The Applicable Interest Rate for any Loan shall be, at the Borrower’s option and in accordance herewith, (a) the CB Floating Rate plus the Applicable Margin (as hereinafter defined) (the “CB Floating Rate Loan(s)”) or (b) the Adjusted LIBO Rate (as hereafter defined) plus the Applicable Margin (as hereinafter defined) (the “LIBOR Loan(s)”, and, together with the CB Floating Rate Loans, collectively, “Loans”). Interest on each Loan shall be payable in arrears on the last day of the applicable Interest Period for such Loan and, if such Interest Period is in excess of three (3) months, on the last day of each three (3) month interval after the date such Loan is made, at maturity (whether at stated maturity, by acceleration or otherwise) and thereafter, on demand. Any Loan not paid when due shall bear interest at a rate two percent (2%) per annum above the Bank’s CB Floating Rate plus the Applicable Margin, but in no event higher than the maximum permitted under applicable law. All interest hereunder shall be computed for actual number of days elapsed on the basis of a 360-day year.

The Bank is authorized to enter on the Bank’s books and records, which may be electronic in nature, and, at the Bank’s sole and absolute discretion, on a schedule attached to this Note: (i) the amount of each Loan, (ii) the date on which each Loan is made, (iii) the date on which each Loan shall be due and payable to the Bank, provided that all Loans shall be due and payable no later than the Maturity Date, (iv) the Applicable Interest Rate to be paid to the Bank on each Loan, (v) the amount of each payment made hereunder and the Loans to which such payment shall be applied (which shall be at the discretion of the Bank), and (vi) the outstanding principal balance of the Loans from time to time. At the discretion of the Bank, any such entries may aggregate Loans (and payments thereon) with the same interest rate and tenor and, if made on a given date, may show only the Loans outstanding on such date. Any such entries shall be conclusive in the absence of manifest error. The failure by the Bank to make any or all such entries shall not relieve the Borrower from its obligation to pay any and all amounts due hereunder.

Prepayment

The Borrower shall not have the right to prepay any LIBOR Loan prior to the last day of the applicable Interest Period. In the event the Borrower does prepay a LIBOR Loan prior to the last day of the Interest Period applicable thereto, the Borrower shall reimburse the Bank on demand for any loss incurred or to be incurred by it. CB Floating Rate Loans may be prepaid by the Borrower without premium or penalty.

Discretionary Loans by the Bank

The Bank, pursuant to a letter dated of even date herewith, has approved an uncommitted line of credit to the Borrower in a principal amount not to exceed the face amount of this Note. The execution and delivery of this Note and the acceptance by the Bank of this Note shall not be deemed or construed to create any contractual commitment to lend to the Borrower on the part of the Bank. The line of credit is in the form of Loans made from time to time by the Bank in its sole and absolute discretion to the Borrower. This Note evidences the Borrower’s obligations to repay those Loans. The aggregate outstanding principal amount of the Loans evidenced by this Note is the amount so reflected from time to time in the records of the Bank or a schedule attached hereto. Each LIBOR Loan shall be in a minimum principal amount of $1,000,000 and in increments of $500,000. Each CB Floating Rate Loan shall be in a minimum principal amount of $500,000 and in increments of $100,000. Each request for a Loan shall be made by an officer of the Borrower or other person designated in writing by an officer of the Borrower, all of whom are hereby designated and authorized by the Borrower to request Loans and agree to the terms thereof (including without limitation the Applicable Interest Rate and Interest Period with respect thereto). The Borrower shall give the Bank notice not later than 11:00a.m. (Eastern time) (i) in the case of a LIBOR Loan, at least three (3) Business Days (as hereinafter defined) prior to the date (which shall be a Business Day) of the proposed borrowing of (or continuation of any existing LIBOR Loan or conversion of any CB Floating Rate Loan to) such LIBOR Loan, specifying the Interest Period applicable thereto, and (ii) in the case of a CB Floating Rate Loan, by noon (Eastern time) on the date (which shall be a Business Day) of the proposed borrowing of such CB Floating Rate Loan, specifying the Interest Period applicable thereto. If no election as to the type of Loan or Interest Period is specified, any requested Loan shall be deemed to bear interest at the applicable CB Floating Rate plus the Applicable Margin and shall have an Interest Period of one month. If no election as to the Interest Period is specified in the case of a LIBOR Loan, the LIBOR Loan shall be deemed to have an Interest Period of one month. The principal amount of each Loan shall be repaid on the earliest to occur of (i) the Maturity Date, (ii) the end of the Interest Period applicable to such Loan, and (iii) the date upon which the entire unpaid balance hereof shall otherwise become due and payable.

Increased Costs

If any there is any change, after the date of this Note, to any applicable domestic or foreign law, treaty, government rule or regulation or the interpretation or administration thereof by a governmental authority charged with such interpretation or administration, or compliance by the Bank with any guideline, request or directive of such an authority (whether or not having the force of law), and such change shall (a) affect the basis of taxation of payments to the Bank of any amounts payable by the Borrower under or otherwise with respect to this Note or any other agreements or instruments executed in connection herewith (together with this Note, collectively the “Related Documents”) (other than taxes imposed on the overall net income of the Bank by the jurisdiction of its lending office or by any political subdivision or taxing authority of the jurisdiction in which the Bank has its principal office), or (b) impose, modify or deem applicable any reserve, special deposit or similar requirement (including, without limitation, any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, the Bank (except any such reserve requirement reflected in the Adjusted LIBO Rate), or (c) impose on the Bank any other condition, cost or expense with respect to this Note or the other Related Documents and the result of any of the foregoing is to increase the cost to the Bank of extending, maintaining or funding any LIBOR Loan or to reduce the amount of any sum receivable by the Bank under this Note or any Related Document, or (d) affect the amount of capital or liquidity required or expected to be maintained by the Bank (or the Bank’s holding company) and the Bank determines that the amount of such capital or liquidity is increased by or based upon the existence of the Bank’s obligations under this Note or the other Related Documents and the increase has the effect of reducing the rate of return on the Bank’s (or the Bank’s holding company’s) capital or liquidity as a consequence of the obligations under this Note or the other Related Documents to a level below that which the Bank (or the Bank’s holding company) could have achieved but for such circumstances (taking into consideration its and its holding company’s policies with respect to capital adequacy and liquidity) by an amount deemed by the Bank to be material, then the Borrower shall pay to the Bank, from time to time, upon request by the Bank, additional amounts sufficient to compensate the Bank for the increased cost or reduction suffered. Whenever the Bank shall learn of circumstances described in this section which are likely to result in additional costs to the Borrower, the Bank shall give prompt written notice to the Borrower of the basis for and the estimated amount of any such anticipated additional costs. A statement as to the amount of the increased cost or reduced sum receivable, prepared in good faith and in reasonable detail by the Bank and submitted by the Bank to the Borrower, shall be conclusive and binding for all purposes absent manifest error. Notwithstanding the foregoing, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall be deemed to be a “change after the date of this Note” regardless of the date enacted, adopted, issued or implemented.

Illegality

If any applicable domestic or foreign law, treaty, rule or regulation now or hereafter in effect (whether or not it now applies to the Bank) or the interpretation or administration thereof by a governmental authority charged with such interpretation or administration, or compliance by the Bank with any guideline, request or directive of such an authority (whether or not having the force of law), shall make it unlawful or impossible for the Bank to maintain or fund the LIBOR Loans, then, upon notice to the Borrower by the Bank, the outstanding principal amount of the LIBOR Loans, together with accrued interest and any other amounts payable to the Bank under this Note or the other Related Documents on account of the LIBOR Loans shall be repaid (a) immediately upon the Bank’s demand if such change or compliance with such requests, in the Bank’s judgment, requires immediate repayment, or (b) at the expiration of the last Interest Period to expire before the effective date of any such change or request. The option of the Borrower to request LIBOR Loans shall be suspended until the Bank notifies the Borrower that such Loans are no longer unlawful or impossible.

Indemnity

The Borrower shall indemnify the Bank against (i) any loss or expense which the Bank may sustain or incur as a consequence of the occurrence of any Event of Default (as hereinafter defined) and (ii) any loss or expense sustained or incurred including, without limitation, in connection with obtaining, liquidating or employing deposits from third parties as a consequence of the conversion of any Loan from one interest rate to another or the payment of any principal of any LIBOR Loan by the Borrower (in either case, whether pursuant to a default, change in legality or otherwise) on any day other than the last day of the applicable Interest Period therefor, or the failure by the Borrower to borrow, prepay, convert or continue any LIBOR Loan or part thereof on the date specified therefor in any notice given by the Borrower. The Bank shall provide to the Borrower a statement, supported where applicable by documentary evidence, setting forth the amount of any such loss or expense, which statement shall be conclusive absent manifest error.

Inability to Determine Interest Rate

If the Bank determines (which determination shall be conclusive absent manifest error) that (a) adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, or (b) the relevant interest rates referred to in the definition of LIBO Rate do not accurately cover the cost to the Bank of making, funding or maintaining LIBOR Loans, then the Bank shall, at the Bank’s option, notify the Borrower of such circumstances, whereupon (i) the option of the Borrower to request LIBOR Loans shall be suspended until the Bank notifies the Borrower that the circumstances giving rise to the suspension no longer exist, and (ii) the Borrower shall repay in full the then outstanding principal amount of each LIBOR Loan, together with accrued interest, on the last day of the then current Interest Period applicable to such LIBOR Loan. If the Bank determines (which determination shall be conclusive absent manifest error) on any day that quotations of interest rates for the relevant deposits referred to in the definition of Adjusted One Month LIBOR Rate are not being provided for purposes of determining the interest rate on any CB Floating Rate Loan as provided in this Note, then each CB Floating Rate Loan shall bear interest at the Prime Rate (as hereinafter defined) plus the Applicable Margin for CB Floating Rate Loans until the Bank determines that quotations of interest rates for the relevant deposits referred to in the definition of Adjusted One Month LIBOR Rate are being provided.

Events of Default

If any of the following events (each, an “Event of Default” and, collectively, the “Events of Default”) shall occur: (i) any failure by the Borrower to pay any principal, interest, fees, or other obligations when due under this Note or any other Related Document , (ii) any other violation or failure to comply with any other provision of this Note or any other Related Document, (iii) any warranty, representation or statement of fact made in writing to the Bank at any time by an officer or authorized agent of the Borrower is false or misleading in any material respect when made, (iv) a “Default” (as defined in the below-defined Credit Agreement) has occurred and is continuing under that certain Third Amended and Restated Credit Agreement dated as of January 4, 2012, (the “Credit Agreement”) among Borrower, the foreign subisidiary borrowers from time to time party thereto, the other lenders party thereto, and Bank, as Administrative Agent, or, if the Credit Agreement has been terminated or expired, a Default would have occurred if the Credit Agreement had not expired or been terminated (and if the Credit Agreement has terminated or expired, the reference to the Credit Agreement shall refer to the Credit Agreement in the form it was in immediately prior to such termination or expiration), (v) Borrower or any Subsidiary shall grant liens over any substantial part of their property securing the obligations under the Credit Agreement or any amendment, restatement or refinance thereof, and the obligations of Borrower under this Note are not secured on a pari passu basis with the lenders under the Credit Agreement or such amendment, restatement, or refinance, (vi) the aggregate commitments (whether used or unused) of lenders under the Credit Agreement or any amendment, restatement or refinance thereof are reduced to an amount of less than $400,000,000, or (vii) any petition is filed by or against the Borrower or any Subsidiary under the Federal Bankruptcy Code or similar state or foreign law, and, in the case of a petition filed against Borrower or any Subsidiary, such petition is not dismissed, stayed, bonded or discharged within sixty (60) days after commencement of the case, then and in any such event, in addition to all rights and remedies of the Bank under applicable law and otherwise, all such rights and remedies being cumulative, not exclusive and enforceable alternatively, successively and concurrently, the Bank may, at its option, declare any and all of the amounts owing under this Note to be due and payable, whereupon the maturity of the then unpaid balance hereof shall be accelerated and the same, together with all interest accrued hereon, shall forthwith become due and payable provided, however, that if a bankruptcy event specified in subsection (vii) above shall have occurred with respect to the Borrower or any Subsidiary, all amounts owing under this Note shall be immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by the Borrower. Further, acceptance of any payments shall not waive or affect any prior demand or acceleration of amounts due hereunder, and each such payment made shall be applied first to the payment of accrued interest, then to the aggregate unpaid principal or otherwise as determined by the Bank in its sole and absolute discretion. “Subsidiary” means (i) any corporation if more than 50% of the outstanding securities having ordinary voting power is owned or controlled, directly or indirectly, by the Borrower or by one or more of its Subsidiaries, or (ii) any partnership, association, joint venture or similar business organization if more than 50% of the ownership interests having ordinary voting power are so owned or controlled.

Definitions

A. Adjusted LIBO Rate

“Adjusted LIBO Rate” means, with respect to any LIBOR Loan for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (i) the LIBO Rate in effect for such Interest Period multipled by (ii) the Statutory Reserve Rate.

B. Adjusted One Month LIBOR Rate

“Adjusted One Month LIBOR Rate” means, for any day, an interest rate per annum equal to the sum of (i) 2.50% per annum plus (ii) the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day); provided that, for the avoidance of doubt, the Adjusted LIBO Rate for any day shall be based on the rate appearing on the Reuters BBA LIBOR Page 3750 (or on any successor or substitute page) at approximately 11:00 a.m. London time on such day (without any rounding).

C. Applicable Margin

Applicable Margin means 0.0% per annum with respect to any CB Floating Rate Loan and 0.87% per annum with respect to any LIBOR Loan.

D. Business Day

“Business Day” means any day other than a Saturday, Sunday or other day on which the Bank is authorized or required by law or regulation to remain closed, provided that, when used in connection with a LIBOR Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits on the London interbank market.

E. CB Floating Rate

“CB Floating Rate” means the Prime Rate; provided that the CB Floating Rate shall never be less than the Adjusted One Month LIBOR Rate on such day (or if such day is not a Business Day, the immediately preceding Business Day). Any change in the CB Floating Rate due to a change in the Prime Rate or the Adjusted One Month LIBOR Rate shall be effective from and including the effective date of such change in the Prime Rate or the Adjusted One Month LIBOR Rate, respectively.

F. Interest Period

(i) With respect to LIBOR Loans, “Interest Period” means the period commencing on the date of such Loan and ending on the numerically corresponding day that is 1calendar month thereafter (as selected by the Borrower and agreed to by the Bank), and recorded on the Bank’s records (which may be electronic in nature) or a schedule attached hereto; and

(ii) With respect to CB Floating Rate Loans, “Interest Period” shall mean the period agreed to by the parties hereto;

provided, in each case, that (a) if any Interest Period would end on a day which is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a LIBOR Loan only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) the Interest Period for any LIBOR Loan that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period, and (c) no Interest Period may extend beyond the Maturity Date.

G. LIBO Rate

“LIBO Rate” means, with respect to any LIBOR Loan for any Interest Period, the rate appearing on Reuters BBA LIBOR Rates Page 3750 (the “Page”) or any successor or substitute page providing rate quotations comparable to those currently provided on such Page, as determined by the Bank from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market at approximately 11:00 a.m. London time, two Business Days prior to the commencement of the Interest Period for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the LIBO Rate for the relevant Interest Period shall instead be the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Bank in immediately available funds in the London interbank market at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

H.	Prime Rate

“Prime Rate” means the rate of interest publicly announced by the Bank from time to time as its prime rate in effect at its principal office in New York, New York; each change in the Prime Rate is effective from and including the date such change is publicly announced as being effective. THE PRIME RATE IS A REFERENCE RATE AND MAY NOT BE THE BANK’S LOWEST RATE.

I.	Statutory Reserve Rate

“Statutory Reserve Rate” means a fraction (the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special emergency or supplemental reserves) expressed as a decimal established by the Board of Governors of the Federal Reserve System (the “Board”) and any other banking authority to which the Bank is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentage shall include those imposed pursuant to such Regulation D. LIBOR Loans shall be deemed to constitute Eurocurrency liabilities to be subject to such reserve requirements without benefit of or credit for proration, exceptions or offsets that may be available from time to time to the Bank under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

Set-Off

The Borrower hereby gives to the Bank a right of set-off against all moneys, securities and other property of the Borrower and the proceeds thereof, now or hereafter delivered to, remaining with or in transit in any manner to the Bank, its correspondents, affiliates (including J.P Morgan Securities LLC) or agents from or for the Borrower, whether for safekeeping, custody, pledge, transmission, collection or otherwise or coming into possession, control or custody of the Bank or its correspondents, affiliates or agents in any way, and also, any balance of any deposit accounts and credits of the Borrower with, and any and all claims of the Borrower against the Bank at any time existing, hereby authorizing the Bank at any time or times, without prior notice, to apply such balances, credits or claims, or any part thereof, to the obligations of the Borrower under this Note in such amounts as it may select, whether contingent, unmatured or otherwise.

Miscellaneous

The Borrower hereby waives diligence, demand, presentment, protest and notice of any kind, and consents to extensions of the time of payment, release, surrender or substitution of security, or forbearance or other indulgence, without notice.

This Note may not be changed, modified or terminated orally, but only by an agreement in writing signed by the Borrower and the Bank.

The Bank reserves the right to assign or sell participations in the Loans or this Note to any entity (including to any Federal Reserve Bank in accordance with applicable law), with, in the case of an assignment only, the prior written consent of the Borrower, which shall not be unreasonably withheld or delayed, provided, that, such consent shall not be necessary at any time an Event of Default has occurred and is continuing.

The Borrower hereby authorizes the Bank and any other holder of an interest in this Note (a “Holder”) to disclose confidential information relating to the financial condition or operations of the Borrower (i) to any director, officer, or employee of the Bank, any Holder or any affiliate of the Bank or any Holder, (ii) to any assignee, participant, or any other purchaser or prospective assignee, participant or other purchaser of an interest in any Loan or this Note that agrees to keep such confidential information confidential on customary terms, (iii) to legal counsel, accountants, and other professional advisors to the Bank or any Holder, (iv) to regulatory officials, (v) as requested or required by law, regulation, or legal process or (vi) in connection with any legal proceeding concerning enforcement of the Note to which the Bank or any other Holder is a party.

In the event the Bank or any Holder shall refer this Note to an attorney for collection, the Borrower agrees to pay, in addition to unpaid principal and interest, all the costs and expenses incurred in attempting or effecting collection hereunder, including reasonable attorney’s fees of internal or outside counsel, whether or not suit is instituted.

In the event of any litigation with respect to this Note or any other Related Document, THE BORROWER WAIVES THE RIGHT TO A TRIAL BY JURY and all rights of setoff and rights to interpose counter-claims and cross-claims. The Borrower hereby irrevocably consents to the jurisdiction of the courts of the State of Illinois and of any Federal court located in Chicago, Illinois in connection with any action or proceeding arising out of or relating to this Note or any other Related Document. The execution and delivery of this Note has been authorized by the Board of Directors or other governing body of the Borrower and by any necessary vote or consent of the shareholders, partners or members of the Borrower. The Borrower hereby authorizes the Bank to complete this Note in any particulars according to the terms of the loan evidenced hereby. This Note shall be governed by and construed in accordance with the laws of the State of Illinois applicable to contracts made and to be performed in such State, and shall be binding upon the successors and assigns of the Borrower and inure to the benefit of the Bank, its successors, endorsees and assigns.

If any term or provision of this Note shall be held invalid, illegal or unenforceable the validity of all other terms and provisions hereof shall in no way be affected thereby.

WOODWARD, INC.

By: /s/ Robert F. Weber, Jr.
Title: Vice Chairman, Chief Financial
Officer and Treasurer